EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                        Contact:  Ross A. Benavides
                   Chief Financial Officer
                    (713) 860-2528

GENESIS ENERGY, L.P. PRICES PUBLIC OFFERING OF COMMON UNITS

Houston - December 4, 2007 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has priced its offering of 8,000,000 common units at a price to the public of $22.00 per unit, representing a 1,000,000 unit increase above the original planned offering of 7,000,000 common units. In connection with the public offering, the Partnership’s general partner will purchase 638,898 common units at the same price, less the underwriting commission. The Partnership has granted the underwriters a 30-day option to purchase an additional 1,200,000 common units to satisfy any over-allotments.

UBS Investment Bank and Wachovia Securities acted as joint book-running managers of the offering and Goldman Sachs & Co., RBC Capital Markets Corporation, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Sanders Morris Harris acted as co-managing underwriters.

Excluding the Underwriters’ over-allotment option, the Partnership will receive net cash proceeds from the offering (after payment of underwriting discounts and estimated offering expenses), the concurrent offering to the Partnership’s general partner and the proportionate capital contribution by the Partnership’s general partner of $185.3 million. Genesis will use the net proceeds from this offering for general partnership purposes, which may include, among other things, temporarily repaying a portion of the indebtedness under its credit facility and, ultimately, funding a portion of its future growth expenditures.

A copy of the final prospectus supplement and related base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, can be obtained by contacting either UBS Securities LLC at 888-827-7275 or Attention Equity Syndicate at 212-713-2626, or Wachovia Securities, Equity Syndicate Dept., 375 Park Avenue, New York, N.Y., 10152 (e-mail: equity.syndicate@wachovia.com).

This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’

operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

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